News Release
Exhibit 99.1
Video Display Corporation Reports Record Six Month Results
Atlanta, Ga — October 12, 2007 — Video Display Corporation (NASDAQ:VIDE) today reported that revenues and net earnings for the first six months of fiscal 2008 ended August 31, 2007 set new records for any six month period in its 32 year history of operations. Revenues for the six-month period ended August 31, 2007 increased $5.9 million or 15.3% over the six-month period ended August 31, 2006. Net income was $2.1 million, or $.22 per fully diluted share, for the period compared to $.2 million, or $.02 per fully diluted share, for the six months ended August 31, 2006.
Revenues increased $3.0 million or 15.3% in the 2nd quarter of fiscal 2008, versus the 2nd quarter of fiscal 2007, to $22.9 million. Net income was $1.2 million, or $.13 per fully diluted share, for the three months ended August 31, 2007 compared to $.4 million, or $.04 per fully diluted share, for the three months ended August 31, 2006.
Company CEO, Ron Ordway, stated, “Results for the second fiscal quarter were significantly higher than previously budgeted expectations partially due to a state tax refund of income taxes overpaid in previous years, accounting for nearly $.02 per share for the period, as well as greater than expected growth and profitability in the Distribution Segment of the Company’s business. Based upon the higher than budgeted results of the first half of fiscal 2008, the Company now expects that the full year guidance previously reported will be revised to reflect the strength of the second quarter results. We will review expectations based upon the September and October 2007 results and amend the fiscal 2008 guidance to reflect these new inputs as required at that time.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates eight display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2007	2006	2007	2006
Net sales	$22,864	$19,832	$44,329	$38,430

Cost of goods sold	15,208	13,022	29,133	26,056

Gross profit	7,656	6,810	15,196	12,374

Operating expenses
Selling and delivery	1,967	1,905	3,889	3,820
General and administrative	3,850	3,629	7,735	7,180

	5,817	5,534	11,624	11,000

Operating profit	1,839	1,276	3,572	1,374

Other income (expense)
Interest expense	(470)	(622)	(941)	(1,123)
Other, net	140	6	205	49

	(330)	(616)	(736)	(1,074)

Income before income taxes	1,509	660	2,836	300
Income tax expense	272	275	746	150

Net income	$1,237	$385	$2,090	$150

Basic earnings per share of common stock	$.13	$.04	$.22	$.02

Diluted earnings per share of common stock	$.13	$.04	$.22	$.02

Basic weighted average shares outstanding	9,637	9,673	9,642	9,657

Diluted weighted average shares outstanding	9,687	9,907	9,698	9,894

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080